Exhibit 19.1

CITI TRENDS, INC. INSIDER TRADING POLICY

As Amended June 20, 2024

This Insider Trading Policy (the “Policy”) provides guidelines to the directors, officers and employees of Citi Trends, Inc. (the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the directors, officers and employees in complying with their obligations under the federal securities laws. Directors, officers and employees are individually responsible for understanding and complying with this Policy.

Applicability of Policy

This Policy applies to any purchase or sale, or any offer to purchase or sell, any shares of the Company’s common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers and employees of the Company and members of their immediate families (including parents, brothers, sisters, children, relatives supported financially, fathers-in-law, mothers-in-law, sisters-in-law and brothers-in-law) who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by them or subject to their influence and control (collectively referred to as “Family Members”). Each director, officer and employee will be held responsible for the actions of their Family Members. Consequently, directors, officers and employees should make their Family Members aware of the need to confer with them before they trade in securities of the Company and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for the account of the director, officer or employee.

This Policy also imposes specific black-out periods and pre-clearance procedures on directors, officers and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The current “Insider Trading Compliance Officer” referred to herein is the Chief Financial Officer of the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	unpublished financial results or changes to previously announced results;
●	projections of future earnings or losses, or financial forecasts of any kind;
●	changes in, or confirmations of, earnings or other financial guidance;
●	news, proposals, plans or agreements, even if preliminary in nature, of pending or proposed mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, joint ventures, tender offers or purchases or sales of substantial assets or subsidiaries;
●	earnings that are inconsistent with the consensus expectations or projections of the investment community;
●	significant disruptions to the Company’s operations;
●	significant legislative developments affecting the Company;
●	changes in analyst recommendations or debt ratings;
●	changes in critical accounting policies;
●	changes in auditors or notification that the Company may no longer rely on an auditor’s audit report;
●	knowledge of any significant cybersecurity attack or breach;
●	impending bankruptcy or financial liquidity problems;
●	gain or loss of a significant customer or supplier;
●	significant pricing changes;
●	significant write-downs or impairment charges;
●	stock splits and stock repurchase programs;
●	changes in dividends, dividend policies or other capital plans;
●	new equity or debt offerings or other financings;
●	significant litigation exposure due to actual or threatened litigation; and
●	changes in control or other developments regarding senior management.

“Material Nonpublic Information” is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

If you are unsure whether information is material and/or non-public, you should consult with the Insider Trading Compliance Officer.

Statement of Policy General Policy

This policy prohibits the unauthorized disclosure of any Material Nonpublic Information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.

Specific Policies

1.Trading on Material Nonpublic Information. No director, officer or employee of the Company and its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges and The NASDAQ Stock Market are open for trading. If, for example, the Company were to make an announcement on a Monday, Designated Insiders (as defined below) and their Family Members and any other person in possession of Material Nonpublic Information typically shall not trade in the Company’s securities until Thursday.

2.Tipping. No director, officer or employee of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations, give trading advice or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Any director, officer or employee who engages in a transaction in the Company’s securities at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:

●	up to 20 years in jail;
●	a criminal fine of up to $5,000,000;
●	a civil penalty of up to 3 times the profit gained or the loss avoided; and
●	SEC civil enforcement injunctions.

2.Liability for Tipping. Any director, officer or employee who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the stock exchanges, the Financial Industry Regulatory Authority (FINRA) and NASDAQ use sophisticated electronic surveillance techniques to uncover insider trading.

3.Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:

●	a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided as a result of the unlawful action; and
●	a criminal penalty of up to $25,000,000.

4.Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Mandatory Guidelines

1.Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that directors, officers and all employees designated by the Company’s Insider Trading Compliance Officer (collectively, “Designated Insiders”), and Family Members of the foregoing, because of their potential access to Material Nonpublic Information regarding the Company’s performance towards the end of annual and quarterly fiscal periods, must refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below (other than pursuant to a Rule 10b5-1 Trading Plan (defined below)). The following periods will constitute the “Blackout Periods” unless otherwise notified in advance by the Company:

Each period commencing on the date below and ending on the applicable Blackout End Date,

(i)	2 weeks before the end of the first fiscal quarter;
(ii)	3 weeks before the end of the second fiscal quarter;
(iii)	3 weeks before the end of the third fiscal quarter; and
(iv)	5 weeks before the end of the fourth fiscal quarter.

The Blackout End Date shall be the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for the fiscal quarter in question, if such public disclosure occurs before the markets open on that day. If such public disclosure occurs on a Trading Day after the markets open, the Blackout End Date shall be the close of business on the third Trading Day following the date of such public disclosure.

In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. The Company may also institute a temporary blackout period related to the public announcement of a share repurchase plan or program or an increase of an existing share repurchase plan or program. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all directors, officers, employees and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose “special” Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

2.Pre-Clearance of Trades. The Company has determined that all directors, Section 16 Filers and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the Company (a “Pre-Clearance Person”), as well as the Family Members of the Pre-Clearance Persons, must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Each Pre-Clearance Person must contact the Company’s Insider Trading Compliance Officer not less than two business days prior to commencing any trade in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including in connection with a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.

The Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre- clearance and may determine not to permit a trade.

To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process. No trade or transfer may be effected until the requesting Pre-Clearance Person (or Family Member) has received the approved Pre-Clearance Request Form, even if two business days have passed since the Pre-Clearance Request Form was submitted.

Any director, officer or employee who wishes to implement a pre-planned trading program under SEC Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”) must first pre-clear the plan with the Insider Trading Compliance Officer. See Section 4 under “Certain Exceptions” below for more information regarding Rule 10b5-1 Trading Plans. Transactions effected pursuant to a Rule 10b5-1 Trading Plan will not require further pre-clearance at the time of the transaction; however, the third party effecting transactions pursuant to such plan should be directed to send duplicate confirmations of all such transactions to the Insider Trading Compliance Officer.

3.Individual Responsibility. Every director, officer and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer and employee in connection with any trade in the Company’s securities.

A director, officer or employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

1.Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy any tax withholding obligations.

2.Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting or conversion of restricted stock, restricted stock units, or performance share units, or to the

Company withholding shares of restricted stock, or shares underlying restricted stock units or performance share units, to satisfy tax withholding requirements; however, the open market sale of any stock acquired upon such vesting or conversion, or the sale of any stock in order to satisfy tax withholding obligations, is subject to this Policy.

3. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Rule 10b5-1 Trading Plans. This Policy does not apply to transactions involving Company securities that are made pursuant to a pre-approved Rule 10b5-1 Trading Plan. Generally speaking, Rule Trading 10b5-1 Plans are non-discretionary plans for purchases or sales of Company stock. Insiders may sell or purchase the Company’s securities under a Rule 10b5-1 Trading Plan that complies with Rule 10b5-1.

To comply with this Policy, a Rule 10b5-1 Trading Plan must be entered into at a time when the director, officer or employee entering into the plan is not aware of material non-public information and is not otherwise subject to a Black-Out Period and must comply with all of the requirements of Rule 10b5-1. Once a Rule 10b5-1 Trading Plan is adopted, the director, officer or employee must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Trading Plan must either specify the amount, pricing and timing of transactions in advance, include a formula or algorithm for determining the amount, pricing and timing, or delegate discretion on these matters to an independent third party.

Rule 10b5-1 Trading Plans entered into by individuals who are subject to Section 16 (a “Section 16 Filer”) of the Exchange Act must include a mandatory cooling-off period of the later of (1) 90 days following plan adoption or modification or (2) two business days following disclosure in a periodic report of the Company’s financial results for that fiscal quarter; in any event, the required cooling-off period need not exceed 120 days. Should a Section 16 Filer adopt or modify a Rule 10b5-1 Trading Plan, he or she must provide a certification in the Rule 10b5-1 Trading Plan that he or she was unaware of any material nonpublic information about the Company at the time of adoption or modification and that the Rule 10b5-1 Trading Plan was made in good faith. For any individual other than a Section 16 Filer, a Rule 10b5-1 Trading Plan must include a mandatory cooling-off period of at least 30 days after the adoption of the plan.

Any Rule 10b5-1 Trading Plan of a director or officer who is subject to Section 16 of the Exchange Act must also include a requirement that the director or officer’s broker notify the Company before the close of business on the day after the execution of any transaction. No person may have more than one Rule 10b5-1 Trading Plan or overlapping Rule 10b5-1 Trading Plans, except to the extent permitted by Rule 10b5-1, and no person may have more than one single-trade Rule 10b5-1 Trading Plan during any 12-month period. Modifications to or terminations of Rule 10b5-1 Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Trading Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a Black-Out Period and compliance with any required waiting period under Rule 10b5-1.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Section 16 Liability – Directors and Officers

Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities within a six- month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such director or officer may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.

To facilitate public reporting requirements, each director and officer subject to Section 16 requirements shall notify the Company of the occurrence of any purchase, sale or other acquisition or disposition of the Company’s securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the director or officer, the type of transaction, the date of the transaction, the amount of securities involved and the purchase or sale price.

The rules on recovery of short swing profits are absolute and do not depend on whether a person has knowledge of any Material Nonpublic Information.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, any person subject to this Policy is prohibited from engaging in any transactions in puts, calls or other derivative securities, on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”

Hedging or Monetization Transactions

Hedging or monetization transactions are devices that allow a director, officer or employee (or other investor in Company securities) to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Therefore, any person subject to this Policy is prohibited from engaging in any purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities, or any transactions which are intended as a hedging or monetization transaction.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to a Blackout Period restriction. Thus, any person subject to this Policy is prohibited from holding Company securities in a margin account to cover a margin call, or pledging Company Securities as collateral for a loan.

Standing Orders

A standing order leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when the seller is aware of Material Nonpublic Information or inside information may result in unlawful insider trading. The Company therefore discourages placing standing orders on the Company’s securities. Standing orders placed with a broker to sell or purchase stock at a specified price should be used only for a very brief period of time (i.e., no longer than one (1) week unless done within a Rule 10b5-1 Trading Plan and should otherwise comply with the restrictions and procedures outlined in this Policy.

Post-Termination Transactions

The prohibitions related to insider trading contained in this Policy continue to apply to transactions in Company securities even after a director, officer or employee has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she should not trade in Company securities until that information has become public or is no longer material.

Communications with the Public

The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on social media, Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries or Concerns

Please direct questions as to any of the matters discussed in this Policy, or concerns about potential violations of this Policy, to the Company’s Insider Trading Compliance Officer at the following address:

Chief Financial Officer Citi Trends, Inc.

104 Coleman Boulevard

Savannah, GA 31408

Telephone: (912) 236-1561

Certifications

All directors, officers and other employees of the Company must certify their understanding of, and intent to comply with, this Policy through their annual Code of Business Conduct certification.

EXHIBIT A

CITI TRENDS, INC.

PRE-CLEARANCE REQUEST FORM

To:Citi Trends, Inc. (the “Company”) Insider Trading Compliance Officer

From:

Re:Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on                                     , and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows (i.e., open market purchase of 10,000 shares of common stock through The NASDAQ Stock Market, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

The undersigned is not in possession of Material Nonpublic Information (as defined in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Very truly yours,

Dated:
[Signature]

[Print Name]

Approved:

Insider Trading Compliance Officer